Free Writing Prospectus
Filed Pursuant to Rule 433
Dated July 25, 2025
Registration Statement Nos. 333-278415 and 333-278415-01

*Full PRICING DETAILS* $102.18 million Verizon Master Trust (“VZMT”) Series 2024-6 Class B (Device Payment Plans)

Sole-Bookrunner: RBC (str)

-Anticipated Capital Structures-

SERIES	CLS	AMT($MM)	WAL*	M/S	ARD	L-FINAL	BENCH	SPRD	YLD%	CPN%	$Px

2024-6	B	102.18	2.06	Aa1/AA-	08/20/27	08/20/30	I-CRV	+ 73	4.639	4.42	99.64534

* Remaining WAL to ARD

-Transaction Details-
Expected Pricing:	*Priced*	Deal Size:	$102,180,000
Expected Settlement:	07/31/25	Registration:	SEC Registered
Accrual Date:	07/20/25	ERISA Eligible:	Yes
Next Payment Date:	08/20/25	RR Compliance:	US-Yes, EU-No, UK-No
Expected Ratings:	Moody's / S&P	Pricing Speed:	Soft Bullet on 08/20/27 Anticipated Redemption Date (“ARD”)
Bloomberg Ticker:	VZMT 2024-6 B	Min Denoms:	$1k x $1k
Bill & Deliver:	RBC

------- CUSIP ------- ISIN -----

B 92348K DG5 US92348K DG58

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-Available Materials-

Preliminary Prospectus and FWP (attached)
Intex CDI file (attached)
Intexnet dealname : “RBCVZMT2406_CLASS_B”; password “KY23”

Deal Roadshow: www.dealroadshow.com; password “PriceLock”
Direct Link :https://dealroadshow.com/e/PriceLock

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1‑866‑375-6829.